EXHIBIT 5.1

OPINION OF HELLER EHRMAN LLP

November 9, 2006

Main +1.415.772.6000

Fax +1.415.772.6268

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, California 94025

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Exponent, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission on or about November 13, 2006 for the purpose of registering under the Securities Act of 1933, as amended, 800,000 shares of its Common Stock (the “Shares”). Of the Shares, 480,000 are issuable pursuant to an increase in the number of shares authorized for issuance under the Company’s 1999 Stock Option Plan, and 320,000 are issuable pursuant to an increase in shares authorized for issuance under the Company’s Restricted Stock Award Plan (collectively and as amended to date, the “Plans”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

A.	The Restated Certificate of Incorporation of the Company, as amended, and as certified by the Secretary of State of the State of Delaware as of November 6, 2006 and certified to us by an officer of the Company as being complete and in full force and effect;

B.	The Amended and Restated Bylaws of the Company, as amended to date, certified to us by an officer of the Company as being complete and in full force and effect;

C.	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of November 6, 2006;

D.	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and stockholders of the Company relating to the adoption and approval of the Plans, and (ii) certifying as to certain factual matters;

E.	A letter from the transfer agent of the Company, as to the number of shares of Common Stock of the Company outstanding as of November 8, 2006;

F.	The Registration Statement; and

G.	The Plans.

This opinion is limited to the Delaware General Corporation Law. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the Shares are issued in accordance with the Plans, (iii) the Company receives the full consideration for the Shares as stated in the Plans, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued by the Company, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any person or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP